For period ending August 31, 1996             Attachment 77C

File Number 811-4448

             PaineWebber Master Series, Inc. - Money Market Fund


A special meeting of shareholders was held on April 15, 1996, at which the following proposals were approved:




To vote for or against
the following changes to the                            Shares
Fund's fundamental investment   Shares Voted            Voted           Shares
restrictions and policies:          For                 Against         Abstain

1.  Modification of Fundamental
    Restriction on Portfolio
    Diversification for
    Diversified Funds           20,676,384              516,909       2,864,622
2.  Modification of Fundamental
    Restriction on
    Concentration               20,676,384              516,909       2,864,622
3.  Modification of Fundamental
    Restriction on Senior
    Securities and Borrowing    20,676,384              516,909       2,864,622
4.  Modification of Fundamental
    Restriction on Making
    Loans                       20,676,384              516,909       2,864,622
5.  Modification of Fundamental
    Restriction on Underwriting
    Securities                  20,676,384              516,909       2,864,622
6.  Modification of Fundamental
    Restriction on Real Estate
    Investments                 20,676,384              516,909       2,864,622
7.  Modification of Fundamental
    Restriction on Investing
    in Commodities              20,676,384              516,909       2,864,622
8.  Elimination of Fundamental
    Restriction on Margin
    Transactions                20,676,384              516,909       2,864,622
9.  Elimination of Fundamental
    Restriction on Short Sales  20,676,384              516,909       2,864,622
10. Elimination of Fundamental
    Restriction on Investments
    in Oil, Gas and Mineral
    Leases and Programs         20,676,384              516,909       2,864,622
11. Elimination of Fundamental
    Restriction on Investments
    in Other Investment
    Companies                   20,676,384              516,909       2,864,622

     In addition to the item noted above, the Fund's shareholders elected board members. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on this proposal since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.

     A more complete description of the proposal referred to above is hereby incorporated by reference to the Fund's proxy materials dated February 28, 1996 relating to the Special Meeting of Shareholders. These Schedule 14A materials were filed with the Securities and Exchange Commission via EDGAR on February 28, 1996; the accession code number was 0000950112-96-000634.



For period ending August 31, 1996             Attachment 77D
File Number 811-4448

At a meeting of the Trust s board of directors held on February 29, 1996 the investment by the Fund in fixed time deposit obligations was approved.
Time deposits are non-negotiable deposits maintained in a banking institution for a specified period of time at a stated rate. Time deposits may be withdrawn on demand by the investor but may be subject to early withdrawal penalties. Investments in time deposits by the Fund is limited to banks and savings and loan and similar associations having total assets in excess of $1.5 billion. The Fund will not invest in time deposits with a duration of more than seven days.